SECURITIES AND EXCHANGE COMMISSION

                      Washington, DC  20549

                            FORM 8-K

                         CURRENT REPORT


          Pursuant  to  Section  13 or 15(d)  of  the  Securities
Exchange Act of 1934

Date of Report (Date of earliest         February 3, 1997
event reported)


               Harbourton Financial Services, L.P.
     (Exact name of registrant as specified in its charter)



      Delaware            1-9742              52-1573349
(State or other        (Commission   (IRS Employer Identification
jurisdiction of        File Number)              No.)
incorporation or
organization)



  2530 South Parker Road, Suite 500,             80014
           Aurora, Colorado
   (Address of principal executive             (Zip code)
               offices)



Registrant's telephone number,               (303) 745-3661
including area code:


Item 5.   Other Events

On February 3, 1997, Harbourton Financial Services L.P. (the "Registrant") announced that it had entered into a letter of intent to sell its wholesale loan production branch operations to CrossLand Mortgage Corp., a subsidiary of First Security Corporation, and that the Board of Directors of the Registrant's general partner had determined that it was in the best interests of the Registrant and its Unitholders to sell Registrant's remaining assets and to liquidate the Registrant. Attached as Exhibit (1) to this Current Report is a copy of the Registrant's press release dated February 3, 1997 with respect to the foregoing, which is incorporated herein in its entirety by reference.



Item 7.   Financial Statements and Exhibits

(a)   Financial Statements - not applicable

(b)   Pro Forma Financial Information - not applicable

(c)   Exhibit

      (1)  Press Release, dated February 3, 1997



                           SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


            HARBOURTON FINANCIAL SERVICES L.P.

                       By:  Harbourton Mortgage Corporation, its
                         General Partner

Date:  February 3, 1997      By:    s/ Jack W. Schakett
                             Jack W. Schakett
                             Chief Executive Officer



Exhibit 1.    Press Release


NEWS & INFORMATION              HARBOURTON FINANCIAL SERVICES L.P.
FOR FURTHER INFORMATION CONTACT:       Jack Schakett or Rick Skogg
                                                    (303) 745-3661


                                         FOR RELEASE:  IMMEDIATELY


                     1997 News Release No. 1
 HARBOURTON FINANCIAL SERVICES L.P. TO SELL WHOLESALE PRODUCTION
OPERATIONS TO CROSSLAND MORTGAGE CORP.; REMAINING ASSETS TO BE SOLD


Aurora, CO: February 3, 1997. Harbourton Financial Services L.P. (Harbourton) (NYSE: HBT) announced today that its subsidiary, Harbourton Mortgage Co., L.P. (Harbourton Mortgage), had entered into a letter of intent to sell its wholesale loan production branch operations to CrossLand Mortgage Corp., a subsidiary of First Security Corporation, for approximately
$4,000,000 in cash. In addition, under the letter of intent Harbourton Mortgage will receive an earn-out payment based on the aggregate principal amount of loans generated from the transferred facilities during the thirteen months following the closing which exceed an agreed amount. If CrossLand maintains the same volume of loan originations as Harbourton Mortgage experienced in 1996, this earn-out payment would total approximately $3,250,000. The proposed purchase will not include the mortgage loan pipeline being processed by Harbourton Mortgage at the time of the sale. Pursuant to the letter of intent, these excluded loans will be processed and closed for Harbourton Mortgage's account by CrossLand pursuant to an administrative services agreement between the parties.

The transactions summarized in the letter of intent are subject to the negotiation and execution of mutually satisfactory definitive documentation, the receipt of certain regulatory consents and the satisfaction of other customary terms and conditions. Harbourton anticipates that the transactions contemplated by the letter of intent will be consummated during the first quarter of 1997.

In connection with its consideration of the proposed transactions with CrossLand, the Board of Directors of Harbourton's general partner has been considering strategic alternatives for Harbourton, which is a publicly traded master limited partnership. Under existing law, unless Harbourton fundamentally changes its legal structure or the nature of its business activities, it will become taxable as a corporation after December 31, 1997, at which time its income will be subject to tax at the partnership level while holders of its publicly traded units would be subject to a second layer of tax on any distributions from Harbourton. In view of this deadline, the potential sale to CrossLand, and an assessment of Harbourton's business and the mortgage banking industry, the Board of
Directors of the general partner of Harbourton has determined that it is in the best interests of Harbourton and its unitholders to sell Harbourton's remaining assets (including its servicing portfolio and its Nebraska servicing operation) and to liquidate Harbourton. The first step in this process is the proposed sale to CrossLand. A notice describing the proposed liquidation and the reasons therefor will be mailed to all unitholders in the near future.

Commenting on the impending liquidation of Harbourton and the proposed sale, Jack W. Schakett, Chief Executive Officer of Harbourton's general partner, said "We believe that CrossLand has made an attractive offer for Harbourton Mortgage's wholesale loan production branch operations. At the same time, in contemplating the sale to CrossLand, the consolidation generally occurring in the mortgage banking industry and the changes in the tax treatment of Harbourton expected to occur at the end of this year, our Board has determined that it is in the best interests of Harbourton and its unitholders to liquidate Harbourton's assets at this time. We believe that we will be able to effect the orderly disposition of Harbourton's remaining assets by the end of the year."

Harbourton, through its mortgage banking subsidiary, Harbourton Mortgage Co., L.P. is primarily engaged in the origination and servicing of mortgage loans, and investing in other mortgage assets. Headquartered in Aurora, Colorado, as of December 31, 1996 Harbourton operated approximately 35 production branch offices in 12 states and serviced over $3 billion of mortgage loans

For  further information, please contact Jack W. Schakett,  Chief
Executive  Officer, or Rick Skogg, President and Chief  Operating
Officer, at (303) 745-3661.








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